Exhibit 10.1

July 23, 2023

Thane Wettig

915 Oak Terrace Road

Westfield, IN 46074

Dear Thane,

FibroGen, Inc. (“FibroGen” or the “Company”) is pleased to offer you the position of Interim Chief Executive Officer (“Interim CEO”), reporting to the Board of Directors (the “Board”), effective July 23, 2023 (the "Effective Date"). The terms of your employment will remain as currently in effect, with the exception of the changes set forth below.

1.
Compensation. FibroGen will continue to pay you an annual salary of $545,000.00, payable in bi-monthly installments on our regular paydays in accordance with FibroGen's standard payroll policies. In addition, you will receive a $5,000 stipend per pay period, less applicable withholdings, in recognition of your additional responsibilities as Interim CEO. Your stipend will begin as of the Effective Date. The position is classified as exempt and therefore not eligible for overtime pay. The first and last payment by FibroGen to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. During your employment at FibroGen you may not be employed by, or consult with, any other company without the express written authorization of the Chairman of the Board of FibroGen.

2.
Equity Awards. You will continue to be eligible for equity incentive grants, as authorized by the FibroGen Compensation Committee from time to time and pursuant to the terms and conditions of the FibroGen Equity Plan effective on the date of acceptance of this letter (the “Equity Plan”), as may be amended or modified from time to time. Your existing equity awards will continue to vest on the terms and conditions applicable to such awards.

3.
Bonus Plan. You will continue to be eligible to participate in FibroGen’s Incentive Compensation Plan (the “Bonus Plan”), adopted by FibroGen for its employees on such terms as the Board may determine in its discretion.

Under the terms of the Bonus Plan, both corporate and individual performance is assessed annually and subject to final approval by the Board. The target amount, prorated for the periods you have served (or will serve) as Chief Commercial Officer and Interim CEO, shall be 50% and 75%, respectively based on your aggregate annualized pay for each such period, respectively (i.e. including the stipend for the period of your service as Interim CEO). To remain eligible, employees must maintain satisfactory performance and be in an active status on the day of payment. Payments are expected to occur no later than 15th of March in the year following the performance cycle.

4.
Severance. As you know, you are a party to a Change in Control and Severance Agreement dated June 22, 2023 (the “CIC Agreement”) that provides for defined severance benefits upon certain events, subject to terms and conditions set forth in the CIC Agreement. During the period of time that you are serving as Interim CEO, the following amendments to your CIC Agreement will be in effect:

a)
References to “base salary” shall refer to aggregate salary including the stipend for service as

Interim CEO.
b)
Section 3(a)(i) – All references to eighteen (18) shall be changed to twenty-four (24) and the reference to one (1) shall be changed to one-and-a-half (1.5).
c)
Section 3(b)(i) – All references to twelve (12) shall be changed to eighteen (18).
d)
Section 3(b)(i) – The reference to twelve (12) shall be changed to eighteen (18).

When you cease serving as Interim CEO, these terms will cease, and you will again be subject to the terms of the CIC Agreement that were in effect as of the effective date of the CIC Agreement. You further acknowledge and agree that the end of your service as Interim CEO and return to serving as a bona fide Executive Vice President, Chief Commercial Officer will not constitute “Good Reason” as defined in the CIC Agreement and will not be treated as termination by the Company without “Cause” (as defined in the CIC Agreement).

In the event of conflict between the terms contained in this offer letter and any other document, the terms of this offer letter (including any amendment to this letter) shall control. FibroGen reserves the right to amend the terms contained in this offer letter from time to time.

Thank you for your continued service to FibroGen.

Sincerely,

_______________________________

Jim Schoeneck

Chairman of the Board

ACCEPTED AND AGREED TO this

_______Day of _______________, 2023

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